Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Increased Revenues

September 28, 2005	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries completed the fiscal quarter ended August 31, 2005 with income before provision for income taxes of $393,897, a 37.7% increase compared to income before provision for income taxes of $286,055 for the fiscal quarter ended August 31, 2004.  Net income for the first quarter ended August 31, 2005 was $242,897 or $.09 per fully diluted share compared to net income of $280,055 or $.10 per fully diluted share for the same quarter in the prior fiscal year.  The Company’s provision for income taxes for the quarter ended August 31, 2005 increased to $151,000 from $6,000 for the same period in fiscal 2004. The Company had utilized previously reserved federal net operating loss carryforwards during the first quarter ended August 31, 2004, which reduced that period’s tax provision.

Sales increased to $2,656,434 for the quarter ended August 31, 2005 compared to $2,428,729 in the same period last year, a 9.3% increase.  Gross profits were $1,412,109 versus $1,358,336 in same period last year. Gross profits, as a percentage of sales, for this first fiscal quarter were 53% compared to 56% in the same quarter in the prior fiscal year.  Operating expenses were $1,028,152 during the quarter ended August 31, 2005 a decrease from $1,080,459 for the same quarter in the prior fiscal year.

Wayne Case, President and CEO of Schmitt Industries said: “We are pleased to see the growth in our sales volume in the most recent fiscal quarter when compared to the same quarter in the prior fiscal year.  We experienced sales increases in both the Balancer and Measurement segments.  The higher Measurement segment sales are attributed to increasing sales in the disk drive markets.  That growth is attributed to the continued strong demand in that marketplace resulting from improved economic conditions.  At this time, we do not anticipate any negative impact on sales or earnings from the increasing price of fuel or the hurricane events suffered in the Gulf Coast region.

Measurement sales increased for both our surface measurement and dimensional sizing product lines in the three months ended August 31, 2005 when compared to the same period in the prior fiscal year.  The increase in sales of surface measurement products is attributed to greater unit sales resulting from improving economic conditions in the target markets for these products while growth in dimensional sizing product sales resulted from the efforts of our sales force and a growing customer base.  The economic conditions in our target markets have been improving over the past 18 months and we are seeing sustained demand for our products.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258